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                                                                Exhibit (10)(m)


                     [Letterhead of The Landex Corporation]

                               OFFER TO SUB-LEASE

TO: THE LANDEX CORPORATION    (Hereinafter called the Sub-Lessor)

I/We: ELASTIC NETWORKS INC.   (Hereinafter called the Sub-Lessee)

having inspected the premises located at

ADDRESS: 125 Queen Street East, 2nd Floor, Rear 2 Southwest Offices, in the City of Brampton, offer to lease through your

BROKER:  THE LANDEX CORPORATION

SIZE:    Approximately 300 square feet, plus occasional use of Board Room

RENT COMMENCEMENT DATE:   October 1st, 2000

RENTAL SCHEDULE:          $10,200.00 per Annum   $850.00 Per Month

Rent to be on a month-to-month basis with Two (2) months notice of cancellation by either party.

MINIMUM RENT:

The basic annual rent shall be payable to the Lessor in advance in equal monthly instalments on the first day of each and every month during the term of the Sub-Lease. Rent is to be on a gross basis to the Sub-Lessor. Sub-Lessee to pay for their own telephone installation and service. Occupancy to be given upon acceptance of Offer.

DEPOSIT:

Cheque for $1,819.00 payable to the Landex Corporation attached hereto to be applied as a deposit on the first and last months rent, and G.S.T., of the term hereby created and to be returned without deduction if this Offer to Lease is not accepted. (1st month $850.00, last month $850.00, G.S.T. $119.00) The Sub-Lessor's G.S.T. No. R121374995.

USE: Premises to be used only for Office for a Telecommunications Company.

The Sub-Lessee shall, at its own expense, have $1,000,000.00 liability insurance.

Lessee understands the premises are NOT sprinklered.

It is understood and agreed that all representation made by the Sub-Lessor or any of its representatives, are set out in this agreement and that there are no verbal or other agreements.

Lessee will not do or omit or permit to be done or omitted upon the premises anything that will cause the premises or the building in which the premises are situated to be uninsurable, or which would cause the insurance premiums for insurance policies thereon to be increased. If such insurance premiums shall be increased as a result of the use of the premises by the Lessee, then the Lessee shall pay the Lessor the amount by which such insurance premiums are increased.

This Offer shall be irrevocable by the Sub-Lessee until SEPTEMBER 21, 2000, after which time, if not accepted, this Offer shall be null and void and any deposits paid shall be returned in full.

                                        PLEASE INITIAL

                                        [3 sets of illegible initials]
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OFFER TO SUB-LEASE                                                        Page 2
BETWEEN: THE LANDEX CORPORATION     (Sub-Lessor)
AND:                                (Sub-Lessee)


DATED at Brampton, Ontario this 21 day of September, 2000.

WITNESS:                           ELASTIC NETWORKS INC.


                                   Per: /s/ BRIAN SEARL
                                       -----------------------------------------
                                   I have the authority to bind the corporation.

I/We hereby accept the above Offer.

DATED at Brampton, Ontario this 21 day of September, 2000.

WITNESS:                           THE LANDEX CORPORATION


                                   Per: /s/ [Illegible]
                                       -----------------------------------------


                                   Per: /s/ [Illegible]
                                       -----------------------------------------